                           MARKETING COORDINATION AGREEMENT


     THIS AGREEMENT entered into by and between Sun Life Insurance and Annuity Company of New York ("Sun Life (N.Y.)"), a New York corporation, and MFS Fund Distributors, Inc. ("MFD"), a Delaware corporation and Clarendon Insurance Agency, Inc. ("Clarendon"), a Massachusetts corporation.


                                      WITNESSETH

     WHEREAS Sun Life (N.Y.) proposes to issue and offer for sale certain life insurance and annuity contracts (the "Plans") which may or may not be deemed to be securities under the Securities Act of 1933 ("33 Act"); and

     WHEREAS MFD and Clarendon are registered as broker-dealers with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("34 Act") and are members of the National Association of Securities Dealers, Inc. ("NASD"); and

     WHEREAS MFD and Clarendon propose to coordinate the marketing of the Plans and to perform certain administrative services in conjunction therewith,

     NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

                                          I

                                      THE PLANS

A.   TYPE OF PLANS

     The Plans issued by Sun Life (N.Y.) to which this Agreement applies are listed in Exhibit A. Exhibit A may be amended from time to time as agreed upon by Sun Life (N.Y.), MFD and Clarendon.

B.   SUSPENSION/RESTRICTION

     Sun Life (N.Y.) may, at its option and at its sole discretion, suspend or restrict in any manner the sale or method of distribution of all or any of the Plans, including sales by all or any individuals licensed to sell Sun Life (N.Y.)'s products. If any suspension or

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                                         -2-


restriction is required by any regulatory authority having jurisdiction, written notice shall be given to MFD and Clarendon immediately upon receipt by Sun Life (N.Y.) of notice of such required suspension and restriction. In all other cases, Sun Life (N.Y.) will provide thirty (30) days' prior written notice to MFD and Clarendon of any such suspension and restriction.

C.   PLAN CHANGES

     Sun Life (N.Y.) may, at its option and at its sole discretion, amend, add or delete features to all or any of the Plans. In the event of any such amendment, addition, or deletion, Sun Life (N.Y.) will provide written notice of such change to MFD and Clarendon. If the change is required by any regulatory authority having jurisdiction, written notice shall be given to MFD and Clarendon immediately upon receipt by Sun Life (N.Y.) of notice of such required change. In all other cases, Sun Life (N.Y.) will provide written notice to MFD and Clarendon at least thirty (30) days prior to the effective date of such change.


                                          II

                   MARKETING COORDINATION AND SALES ADMINISTRATION

A.   GENERAL DISTRIBUTOR

     Clarendon is hereby appointed by Sun Life (N.Y.) as the General Distributor of the Plans. Clarendon shall, at all times, when performing its functions under this Agreement, be registered as a securities broker-dealer with the SEC and the NASD and shall be licensed or registered as a securities broker-dealer and, as applicable, a life insurance agency, in those jurisdictions where the performance of the duties contemplated by this Agreement would require such licensing and registration.

B.   DISTRIBUTION AGREEMENTS

     Clarendon will distribute the Plans pursuant to either a Sales Operations and General Agent Agreement or a Broker-Dealer Supervisory and Service Agreement and Registered Representative's Agent Agreement (the "Distribution Agreements"). Copies of the Distribution Agreements as currently in effect are attached as Exhibits B, C, D, and E respectively. Clarendon, through MFD, shall negotiate all Distribution

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                                         -3-

Agreements on behalf of Sun Life (N.Y.) and all such Distribution Agreements shall be substantially in the form of the Distribution Agreements attached hereto unless otherwise agreed to by Sun Life (N.Y.). No Commission Schedule attached to any Distribution Agreement may provide for commission payments in excess of specified maximums established by Sun Life (N.Y.) from time to time. The originals of such agreements and all correspondence, memoranda and other documents relating to the Distribution Agreements shall be retained by Sun Life (N.Y.) at its Home Office in the State of New York.

C.   AGENTS/REGISTERED REPRESENTATIVES ("AGENTS")

     1.   APPOINTED AND TERMINATION OF AGENTS
          (a) Sun Life (N.Y.) will appoint and dismiss individuals as its agents in those jurisdictions in which Sun Life (N.Y.) transacts an insurance business. Sun Life (N.Y.) reserves the right to terminate any and all such appointments as its agent and will provide written notice of any such termination to the appropriate regulatory authority.

     2.   TRAINING OF AGENTS

          MFD shall train agents appointed by Sun Life (N.Y.) to properly solicit applications for the Plans in accordance with guidelines established by Sun Life (N.Y.).

     3.   COORDINATION OF AGENT SUPERVISION

          MFD shall coordinate the supervision of agents appointed by Sun Life (N.Y.) and associated with broker-dealers with which Sun Life (N.Y.) has Selling Agreements in connection with the offering and sale of the Plans. MFD will establish and Sun Life (N.Y.) will approve such rules and procedures as may be necessary to insure proper supervision of agents.

     4.   SALES ASSISTANCE TO AGENTS

          MFD shall provide sales assistance to agents of Sun Life (N.Y.). This sales assistance shall include, but not be limited to, assistance from MFD's field representatives as well as from MFD's home office personnel. MFD shall also prepare sales promotional programs for the Plans and assist the agents in utilizing the programs. In addition, MFD shall provide broker-dealers and agents with sufficient quantities of any applicable sales promotional materials, prospectuses, sample Plans, applications and service forms.

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                                         -4-

     5.   PAYMENT OF COMMISSIONS TO AGENTS

          All commission payments required to be made pursuant to the Distribution Agreements shall be made by Sun Life (N.Y.).

D.   SALES MATERIAL AND OTHER DOCUMENTS

     1.   MFD'S RESPONSIBILITIES
          MFD shall be responsible for the design, preparation and printing of all promotional material to be used in the distribution of the Plans and the approval of such promotional material by the SEC and the NASD where required.

          MFD shall obtain sufficient quantities of prospectuses of the mutual funds underlying any Plans for distribution to broker-dealers, agents, and Plan purchasers.

     2.   SUN LIFE (N.Y.)'S RESPONSIBILITIES

               a). Sun Life (N.Y.) or its agent shall be responsible for the design, preparation and printing of Plans, applications for Plans and forms becoming part of the Plans and service forms.

               b). Sun Life (N.Y.) shall provide MFD with sufficient quantities of any prospectuses for the Plans and the separate accounts, applications and sample Plans (including any endorsements).

               c). Sun Life (N.Y.) shall be responsible for the approval of promotional material by New York state and other insurance regulatory authorities, if required.

     3.   SUN LIFE (N.Y.)'S RIGHT TO APPROVE
          Sun Life (N.Y.) shall review and approve or disapprove, in writing, PRIOR TO ITS USE, all sales promotional material proposed by MFD or in use. Sun Life (N.Y.) reserves the right to require modification or withdrawal from use of any such material to comply with applicable laws, rules and regulations.

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                                         -5-

E.   ADVERTISING

     Neither MFD nor any of its agents or affiliates shall print, publish or distribute any advertisement, circular or any document relating to the Plans or relating to Sun Life (N.Y.) unless such advertisement, circular or document shall have been approved by Sun Life (N.Y.). Neither Sun Life (N.Y.) nor any of its agents or affiliates shall print, publish or distribute any advertisement, circular or any document relating to the Plans or relating to MFD unless such advertisement, circular or document shall have been approved in writing by MFD. However, nothing herein shall prohibit any person from advertising annuities in general or on a generic basis.

F.   SALES RECORDS - PRODUCTION REPORTS

     Sun Life (N.Y.) shall establish and maintain sales records in such form as it may deem appropriate, and shall provide MFD with such reports and materials relative to the marketing and distribution of Plans as may reasonably be required by MFD.

G.   BOOKS, RECORDS AND SUPERVISION

     1.   BOOKS AND RECORDS
          Clarendon may request that all or some of the books and records required to be maintained by it as a registered broker-dealer in connection with the offer and sale of the Plans be prepared and maintained by Sun Life (N.Y.) or MFD. Sun Life (N.Y.) and MFD agree to prepare and maintain such books and records at their respective costs upon request, and agree that such books and records are the property of Clarendon, that they will be made and preserved in accordance with Rules 17a-3 and 17a-4 under the 34 Act and that they will be subject to examination by the SEC in accordance with Section 17(a) of the 34 Act.

H.   SUPERVISION

          Clarendon has and assumes full responsibility for the securities activities of all persons associated with Sun Life (N.Y.) and MFD who maintain books and records on behalf of Clarendon. Sun Life (N.Y.) and MFD acknowledge that Clarendon has full responsibility for all such persons in connection with their training, supervision and control as contemplated by the 34 Act.

                                         III

                                     COMPENSATION

A.   GENERAL

     For performing marketing coordination and sales administration services under this Agreement, MFD and Clarendon will be compensated by Sun Life (N.Y.) pursuant to Exhibit F - Schedule of Fees.

B.   TIME OF PAYMENT

     Sun Life (N.Y.) will pay all compensation due MFD and Clarendon hereunder on a weekly basis, in accordance with the Schedule of Fees.

C.   CHANGES IN COMPENSATION

     Compensation payable under this Agreement may be increased or decreased to reflect any change in marketing coordination responsibilities. The Schedule of Fees may be amended or changed only upon mutual agreement of the parties as to amount and effective date. Any such amendments or changes are subject to approval by the New York State Insurance Department.

D.   INDEBTEDNESS

     Nothing in this Agreement shall be construed as giving MFD or Clarendon the right to incur any indebtedness on behalf of Sun Life (N.Y.). However, Sun Life (N.Y.) may offset amounts owed it by MFD or Clarendon under this Agreement against amounts payable to MFD or Clarendon for any reason; and MFD and Clarendon may offset amounts owed them by Sun Life (N.Y.) under this Agreement against any amounts payable to Sun Life (N.Y.) for any reason, provided that no such offset is permitted in connection with Plan premiums or purchase payments and payments under the Plans.

                                          IV
                                   OTHER PROVISIONS

A.   PRODUCT DEVELOPMENT

     MFD shall assist Sun Life (N.Y.) or its agent in the design and development of life insurance and annuity products for distribution pursuant to the Distribution Agreements. This assistance may include conducting market research studies as reasonably requested by Sun Life (N.Y.), consulting with respect to product design, and assisting in the

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                                         -7-

development of sales training, sales promotional and advertising material relating to new insurance and annuity products. MFD acknowledges that all such studies and materials are the property of Sun Life (N.Y.).

B.   OWNERSHIP OF BUSINESS RECORDS

     Sun Life (N.Y.) shall own all business records maintained by MFD or Clarendon pertaining to the duties and responsibilities of MFD and Clarendon under this Agreement. Such records shall be delivered to Sun Life (N.Y.) promptly upon reasonable request or upon termination of this Agreement. MFD and Clarendon will maintain all records and accounts in accordance with Sun Life (N.Y.)'s standards or requirements, or otherwise, with generally accepted procedures as they apply to the accounting and insurance industry. MFD and Clarendon will also at Sun Life (N.Y.)'s request make any such records available to Sun Life (N.Y.)'s auditors or to any governmental authority having jurisdiction over Sun Life (N.Y.), and such records shall be open to inspection at all times by Sun Life (N.Y.) or its designees.

C.   APPROVAL OF PRACTICES AND PROCEDURES

     Sun Life (N.Y.) shall have the right to review and approve the standards, practices and procedures utilized by MFD and Clarendon in fulfilling their obligations under the Agreement. Sun Life (N.Y.) reserves the right, from time to time, to prescribe rules and regulations respecting the conduct of the business covered hereby.

D.   COMPLAINTS

     1. MFD shall immediately forward to Sun Life (N.Y.) any material received by MFD or Clarendon relating to any complaint concerning Sun Life (N.Y.) or the Plans.

     2. In the case of complaints or inquiries relating to the Plans distributed pursuant to the Distribution Agreements, Sun Life (N.Y.) may, at its option, request MFD to investigate such complaints or inquiries. In such instances, MFD shall promptly forward to Sun Life (N.Y.) copies of all material relating to such investigations.

E.   LIMITATIONS ON AUTHORITY

     MFD and Clarendon shall have authority only as expressly granted in this agreement. No party to this Agreement shall enter into any



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                                      -8-

proceeding in a court of law or before a regulatory agency in the name of any other party, without the express written consent of that party. Further, if any legal or administrative proceedings are commenced against any party arising out of the obligations, duties or services performed under this Agreement by any third party or any federal, state or other governmental or regulatory authority, that party, as the case may be, shall immediately notify the other parties of this fact.

F.   ARBITRATION

     Any controversy or claim arising out of any matter relating to this Agreement or the breach of this Agreement shall be determined by arbitration in accordance with the rules then in existence of the American Arbitration Association, and judgment upon any award rendered in any such arbitration proceeding may be entered in any court having jurisdiction thereof. The
Board of Arbitration shall be composed of three persons selected in the following manner: Sun Life (N.Y.) shall have the right to select one arbitrator, MFD and Clarendon shall have the right to select the second arbitrator, and the two arbitrators thus selected shall have the right to select an umpire. In the event that the parties cannot agree upon the selection of an umpire, the parties shall agree to delegate the authority of such election to the then President of the American Council of Life Insurance.

G.   REGULATION 33

     The parties to the Agreement agree that the allocation and classification of expenses under this Agreement will be made in accordance with New York State Insurance Department Regulation No. 33.

H.   REIMBURSEMENT

     To the extent that this Agreement provides for any reimbursement of expenses, the basis for reimbursement shall be reviewed from time to time by the parties to this Agreement, and the books, accounts and records of each party to this Agreement shall be so maintained as to clearly and accurately disclose the nature and details of each transaction between the parties, including such accounting information as is necessary to support the reasonableness of the charges made hereunder.

                                       V
                              GENERAL PROVISIONS

A.   WAIVER

     Failure of any party to insist upon strict compliance with any of

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                                      -9-

the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

B.   BOND

     MFD and Clarendon will maintain whatever bond may be required by Sun Life (N.Y.), and such bond shall be of a type and amount and issued by a reputable company, all as approved by Sun Life (N.Y.).

C.   BINDING EFFECT

     This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns.

D.   INDEMNIFICATION

     Each party hereby agrees to release, indemnify and hold harmless the other party, its officers, directors, employees, agents, servants, predecessors or successors from any claims or liability to third parties arising out of the breach of this Agreement or arising out of the acts or omissions of a party to this Agreement not authorized by this Agreement.

E.   NOTICES

     All notices, requests, demands and other communication under this Agreement shall be in writing, and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing, if sent by First Class Mail, Registered or Certified, postage prepaid and properly addressed as follows:

TO SUN LIFE (N.Y.)

     Sun Life Insurance and Annuity Company of New York
     80 Broad Street
     New York, NY 10004
     Attention:  Secretary

TO MFD

     MFS Fund Distributors, Inc.
     500 Boylston Street
     Boston, MA 02116
     Attention:  Secretary

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                                     -10-

TO CLARENDON

     Clarendon Insurance Agency, Inc.
     One Sun Life Executive Park
     Wellesley Hills, Massachusetts 02181
     Attention:  Secretary

F.   GOVERNING LAW

     This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

G.   COMPLIANCE

     All parties agree to observe and comply with the existing laws and rules or regulations of applicable local, state or federal regulatory authorities, and with those which may be enacted or adopted during the term of this Agreement regulating the business contemplated hereby in any jurisdiction in which business described herein is to be transacted.

H.   TERMINATION

     This Agreement may be terminated by any of the parties upon six (6) months' prior written notice to the other party.

I.   COMMITMENT TO NEW YORK STATE INSURANCE DEPARTMENT

     MFD and Clarendon acknowledge receipt of a Commitment Agreement and related Interpretative Letter, and Plans of Operations and Separate Account Operations, as amended, all of which have been filed by Sun Life (N.Y.) with the New York State Insurance Department. MFD and Clarendon agree to comply with the terms of these agreements and documents to the extent that they provide services to Sun Life (N.Y.) of the type contemplated by these agreements and documents.

     Executed this     th day of

               SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK



               By
                 ------------------------------------------------
                  Senior Vice President



               MFS FUND DISTRIBUTORS, INC.



               By
                 ------------------------------------------------
                  Senior Vice President


               CLARENDON INSURANCE AGENCY, INC.



               By
                 ------------------------------------------------
                  President


2842b/clm

     Executed this     th day of

               SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK



               By /s/ [Illegible]
                 ------------------------------------------------
                  Senior Vice President



               MFS FUND DISTRIBUTORS, INC.



               By
                 ------------------------------------------------
                  Senior Vice President


               CLARENDON INSURANCE AGENCY, INC.



               By /s/ [Illegible]
                 ------------------------------------------------
                  President


2842b/clm